EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-224555 on Form S-8 of nVent Electric plc of our report dated June 23, 2026, appearing in this Annual Report on Form 11-K of nVent Management Company Retirement Savings and Investment Plan for the year ended December 31, 2025.
/s/ Crowe LLP
New York, New York
June 23, 2026